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                              Columbia Energy Group

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             NISOURCE, COLUMBIA ENERGY GROUP LAUNCH APPROVAL PROCESS

               COMPANIES SEEK REGULATORY APPROVAL IN PENNSYLVANIA

     MERRILLVILLE, Ind. and HERNDON, Va. (March 30, 2000)--NiSource Inc. (NYSE:
NI) and Columbia Energy Group (NYSE: CG) today announced the filing of an application with the Pennsylvania Public Utility Commission seeking necessary approvals of their planned merger. Pittsburgh-based Columbia Gas of Pennsylvania, Inc., a Columbia subsidiary, provides retail natural gas service to approximately 389,000 customers in 27 counties.

     Pennsylvania is the first state to be asked to approve the merger, which was announced February 28 and is expected to close by the end of 2000. The combined company will serve more than 4.1 million customers primarily located in nine states. Its operations will span the high-growth energy corridor stretching from the Gulf of Mexico to New England, creating the largest natural gas distributor east of the Rocky Mountains.

     "Today's filing is an important first step in bringing together the strengths of both companies to provide Pennsylvania consumers the full benefits of energy choice," said NiSource Chairman, President and Chief Executive Officer Gary L. Neale. "Already a recognized leader in opening its markets to supplier choice under deregulation, Columbia Gas will be able to offer its customers the same friendly, reliable service plus new energy options being pioneered by NiSource, such as distributed generation.

     "Distributed generation is an alternative means of obtaining electric power on site using clean-burning, gas-fired generating facilities ranging from large cogeneration systems for industrial users, to microturbines for smaller businesses, to compact fuel cells for homes," Neale explained. "These options add an important local dimension to the term `energy independence' for consumers. It's just one of many ways we're adding value for customers served by our distribution systems."

     Oliver G. Richard III, chairman, president and chief executive officer of Columbia Energy Group, added, "We believe the merger between NiSource and Columbia will bring value to our shareholders, customers and the communities we serve. By virtue of the new company's size, diversity of products and services, expertise and geographic scope, it will have the resources and critical mass necessary to compete more effectively in the rapidly changing energy industry--and to bring value from that competition to the customers in Pennsylvania."

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                             NiSource/Columbia Seek Pennsylvania PUC Approval--2

     The proposed merger will have no impact on Columbia Gas of Pennsylvania's rates, terms and conditions now approved by the Commission, according to the filing. However, customers are expected to benefit from future opportunities based on the increased electric competition from natural gas-fueled distributed generation, as well as potential natural gas cost savings gained through the efficient use of the combined upstream pipeline and storage assets of the new company.

     The filing pointed out that after the merger Columbia Gas of Pennsylvania will:

     o Continue its longstanding civic involvement in the communities it serves by assuring ongoing charitable donations and civic involvement consistent with past practices.

     o Continue its leading role in promoting competition and customer choice in rapidly deregulating markets.

     o Honor all collective bargaining agreements and provide employees with the better of Columbia or NiSource aggregate benefits for three years following the closing. Since NiSource and Columbia have no overlapping service areas, no significant staff reductions are expected to take place at the local distribution company.

     o   Maintain Columbia Gas of Pennsylvania headquarters in Pittsburgh.

     The daily operational impact of the merger will be transparent to Columbia Gas customers because the change in corporate ownership "will not change the manner in which Columbia provides gas sales and distribution service within the Commonwealth," the filing concluded.

     NiSource and Columbia also will seek merger approval from state regulators in Virginia and Kentucky. Approvals will be sought from various federal agencies.

     NiSource Inc. is a holding company with headquarters in Merrillville, Ind., whose primary business is the distribution of electricity, natural gas and water in the Midwest and Northeastern United States. The company also markets utility services and customer-focused resource solutions along a corridor from Texas to Maine. More information about the company is available on the Internet at www.nisource.com.

     Columbia Energy Group, based in Herndon, Va., is one of the nation's leading energy services companies, with assets of approximately $7 billion. Its operating companies engage in virtually all phases of the natural gas business, including exploration and production, transmission, storage and distribution, as well as retail energy marketing, propane and petroleum product sales, and electric power generation. More information about Columbia is available on the Internet at www.columbiaenergygroup.com.

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     This release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to various risks and uncertainties. The factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed herein may include factors that are beyond the companies' ability to control or estimate precisely, such as estimates of future market conditions, the behavior of other market participants and

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                             NiSource/Columbia Seek Pennsylvania PUC Approval--3

the actions of the federal and state regulators. Other factors include, but are not limited to, actions in the financial markets, weather conditions, economic conditions in the two companies' service territories, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties. Other risk factors are detailed from time to time in the two companies' SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. The companies do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of the document.

     NiSource and the new holding company will be filing a registration statement, which will contain a joint proxy statement/prospectus of NiSource and Columbia, and other documents with the Securities and Exchange Commission. Investors and security holders are urged to read the joint proxy statement/prospectus and any other relevant documents filed with the SEC when they become available because they will contain important information. Investors and security holders will be able to receive the final joint proxy statement/prospectus and other documents free of charge at the SEC's web site, www.sec.gov, from NiSource at its web site, www.nisource.com, or from Columbia at its web site, www.columbiaenergygroup.com. Information concerning the identity of the participants in the solicitation of proxies by the NiSource Inc. and Columbia Energy Group boards of directors and their direct or indirect interest, by security holdings or otherwise, may be obtained from the Secretary of NiSource Inc. or the Secretary of Columbia Energy Group at the respective addresses listed above.